Exhibit 10.1

Amendment No. 1

to the

Employment Agreement

This Amendment No. 1 to the Employment Agreement is entered into as of October 30, 2008 by and between CapitalSource Inc., a Delaware corporation (the “Employer”), and Thomas A. Fink (the “Executive”).

WHEREAS, the Executive is currently employed as the Chief Financial Officer of the Employer;

WHEREAS, the Executive and the Employer previously entered into an Employment Agreement dated November 22, 2005 (the “Employment Agreement”);

WHEREAS, the Executive and the Employer desire to amend the Employment Agreement to provide for the payment of certain severance benefits upon the Executive’s resignation;

WHEREAS, the Executive and the Employer desire to amend the Employment Agreement to prohibit the disparagement of either party;

WHEREAS, the Executive and the Employer desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Executive and the Employer desire to amend the Employment Agreement in such a manner that the Employment Agreement not hinder the Employer’s ability to participate in the Troubled Assets Relief Program (TARP), the Capital Purchase Program (CPP) or any other program authorized by the Emergency Economic Stabilization Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.             A new Section 9(h) is added to the end of Section 9 to read as follows:

(h)           Termination by the Executive

As of the Effective Date (defined below) and notwithstanding any other provisions of the Agreement, the Employer shall pay or provide to the Executive all of the benefits set forth in Section 9(d) if the Executive terminates his employment for any reason; provided, however, that, in order to be eligible for the benefits set forth in Section 9(d), the Executive must provide written notice of such termination, pursuant to the provisions of this Agreement, 90 days or more in advance of such termination, but in no event may Employee provide such notice prior to December 31, 2008.

2.  Section 9(d) is deleted in its entirety and restated to read as follows:

(d) Termination by the Employer without Cause or by the Executive with Good Reason. If the Employer terminates the Executive’s employment during the Employment Period other than for Cause or Disability pursuant to Section 8(a) or if the Executive terminates his employment hereunder with Good Reason, (i) the Employer shall pay the Executive (A) the Executive’s Base Salary due through the Date of Termination, (B) a cash lump sum in an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of $915,000 (C) a cash lump sum in an amount equal to $2,558,000 (D) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; and (ii) (A) all deferred compensation credited on the Executive’s behalf and all equity or equity-related awards held by, or credited to, the Executive (including, without limitation, stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, restricted stock units or deferred stock awards) shall immediately vest and, if applicable, become exercisable, (B) all stock options, stock appreciation rights or other similar rights held by the Executive shall remain exercisable for the remainder of their originally scheduled terms, and (C) all deferred compensation or other equity or equity-related awards will be transferred or distributed to the Executive within 10 days of the Executive’s Date of Termination; and (iii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the greater of (A) 24 months or (B) the balance of the Employment Period in such medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Employer shall pay Executive an additional grossed up amount that, on an after-tax basis, such payment is equivalent to the cost of comparable coverage obtained by Executive.

3.             Section 9(g) is deleted in its entirety and restated to read as follows:

(g)           Section 409A

(i)            With respect to payments under the Agreement, for purposes of Section 409A of the Code (“Section 409A”), each severance payment and COBRA continuation reimbursement will be considered one of a series of separate payments.

(ii)           The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii)          If at the time of the Executive’s separation from service, (a) the Executive is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Employer) and (b) the Employer makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Employer will not pay such amount on the otherwise scheduled payment date but will instead pay the amount in a lump sum on the first business day after such six month period.  It is agreed and understood by the parties hereto that currently only payments made under Section 9(d)(i)(C) and deferred compensation under Section 9(d)(ii)(A) & (C) of the Agreement may be subject to the payment delay under Section 409A

(iv)          To the extent the Executive would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(g)(iv).  The Executive and the Employer agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Employer agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Employer with respect to any payments.

4.             A new Section 27 is added to read as follows:

27.           Non-Disparagement.  The Executive shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Employer, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Employer’s Board of Directors or Executive’s successor in office, or other executive officers of the Employer, make any such statements or representations regarding the Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or his successor or members of the Employer’s Board of Directors or other executive officers of the Employer from making truthful statements that are required by applicable law, regulation or legal process.

5.             Section 7(d)(i)(B) is deleted in its entirety and restated to read as follows:

(B) provide services to any entity if the entity is in competition with the Employer or a Company Affiliate; provided, however, that an entity will not be considered to be in competition with the Employer or a Company Affiliate for purposes of this paragraph if (i) the entity or operating unit of the entity in which the Executive is employed or with which the Executive is associated (collectively, the “Business Unit”) is not engaged in offering asset-based, commercial mortgage, senior, cash flow and/or mezzanine financing to small and mid-sized corporate borrowers, or (ii) if the operations of the Business Unit in offering asset-based, commercial mortgage, senior, cash flow and/or mezzanine financing to small and mid-sized corporate borrowers constitute less than 10% of such Business Unit’s revenue, products or services.

6.             A new Section 28 is added to read as follows:

28.           Troubled Assets Relief Program and Capital Purchase Program

(a)           It is intended that this Agreement and all other agreements entered into between the Employer and the Executive, including, but not limited to, option agreements and restricted stock unit agreements (collectively, the “Compensation Agreements”), comply with the terms of the Troubled Assets Relief Program(TARP), the Capital Purchase Program (CPP) or any other program authorized by the Emergency Economic Stabilization Act (collectively, the “EESA Programs”).  During any time in which the Employer participates in an EESA Program, to the extent that the Employer determines that the terms of any Compensation Agreement do not comply with the terms of an EESA Program, such Compensation Agreement shall be deemed amended to the minimum extent necessary to comply with the terms of the EESA Program.

(b)           During any time in which the Employer participates in an EESA Program, notwithstanding any other provision of any other agreement, contract, or understanding between the Employer and the Executive, and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), any amount payable to the Executive and any right to receive any payment or other benefit under any Benefit Arrangement shall not become payable or vested to the extent that such amount, right or benefit, taking into account all other amounts, rights or benefits to or for the Executive under any Benefit Arrangement, would constitute a “golden parachute” under the terms of an EESA Program.

7.             Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

8.             Effectiveness of this Amendment No. 1 to the Employment Agreement shall be conditioned upon approval by Employer’s Board of Directors (or the appropriate committee thereof), and this Amendment No. 1 to the Employment Agreement shall become effective on the later of date of such approval and execution by both parties hereto (the “Effective Date”).

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment No. 1 to the Employment Agreement, or have caused this Amendment No. 1 to the Employment Agreement to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

EXECUTIVE	CAPITALSOURCE INC.

/s/ Thomas A. Fink	By:	/s/ John K. Delaney
Thomas A. Fink	Its: Chairman and Chief Executive Officer